 EXHIBIT 99.1--FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR'S REPORT FOR
                FIRST MERCHANTS CORPORATION EMPLOYEE STOCK PURCHASE PLAN


The annual financial statements and independent auditor's report thereon for First Merchants Corporation Employee Stock Purchase Plan for the year ending June 30, 1997, will be filed as an amendment to the 1996 Annual Report on Form 10-K no later than October 28, 1997.